Exhibit 5

8 August 2023	Our Ref: NN/ds/N1277-A00032

Norwegian Cruise Line Holdings Ltd.

3rd Floor

Park Place

55 Par La Ville Road

Hamilton HM 11

Bermuda

Dear Sirs and Mesdames

NORWEGIAN CRUISE LINE HOLDINGS LTD.

We have been asked to provide this legal opinion to you with regard to the laws of Bermuda in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-8 (the “Registration Statement”) pursuant to which Norwegian Cruise Line Holdings Ltd. (the "Company") is registering, under the Securities Act of 1933 (as amended), 2,633,900 ordinary shares of par value US$0.001 each ("Ordinary Shares") to be issued pursuant to the Norwegian Cruise Line Holdings Ltd. Amended and Restated 2013 Performance Incentive Plan (as amended and restated pursuant to the Resolutions (as defined in Schedule 1)) (the “Plan”).

For the purposes of giving this opinion, we have examined and relied upon the originals or copies of the documents listed in Schedule 1.

In giving this opinion we have relied upon the assumptions set out in Schedule 2, which we have not independently verified.

We are Bermuda Barristers and Attorneys and express no opinion as to any laws other than the laws of Bermuda in force and as interpreted at the date of this opinion. We have not, for the purposes of this opinion, made any investigation of the laws, rules or regulations of any other jurisdiction.

Based upon the foregoing examinations and assumptions and having regard to legal considerations which we consider relevant, and subject to the qualifications set out in Schedule 3, and under the laws of Bermuda, we are of the opinion that the Ordinary Shares will, upon payment for and delivery as contemplated by the Registration Statement, the Plan and any relevant agreements duly authorized by and in accordance with the Plan, be duly authorised and validly issued, fully paid and non-assessable.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein. This opinion is addressed to you in connection with the preparation and filing of the Registration Statement with the Securities and Exchange Commission and the issue of the Ordinary Shares as described in the Registration Statement and is not to be relied upon in respect of any other matter. We understand that the Company wishes to file this opinion as an exhibit to the Registration Statement and we hereby consent thereto.

Walkers (Bermuda) Limited

Park Place, 55 Par La Ville Road, Hamilton HM11, Bermuda

T +1 441 242 1500 www.walkersglobal.com

Bermuda | British Virgin Islands | Cayman Islands | Dubai | Guernsey | Hong Kong | Ireland | Jersey | London | Singapore

The title of "partner' is used to refer to a consultant or employee of Walkers (Bermuda) Limited with equivalent standing and qualifications.

WALKERS	Page 2

This opinion shall be construed in accordance with the laws of Bermuda.

Yours faithfully

/s/Walkers (Bermuda) Limited

WALKERS (BERMUDA) LIMITED

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Schedule 1

LIST OF DOCUMENTS EXAMINED

1.	The Certificate of Incorporation dated 21 February 2011, Memorandum of Association as registered on 21 February 2011 (the "Memorandum of Association"), Amended and Restated Bye-laws adopted on 13 June 2019 (the “Bye-laws”) and register of directors and officers of the Company, certified copies of which have been provided to us by the assistant secretary of the Company on 8 April 2022 (together the "Company Records").

2.	A copy of the Plan.

3.	Copies of minutes of a meeting of the board of directors of the Company held on 20 February 2023 and of the minutes of the annual general shareholders' meeting of the Company held on 15 June 2023 (the "Resolutions").

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Schedule 2

ASSUMPTIONS

1.	There are no provisions of the laws of any jurisdiction outside Bermuda which would be contravened by the execution or delivery of the Registration Statement and, insofar as any obligation expressed to be incurred under the Registration Statement is to be performed in or is otherwise subject to the laws of any jurisdiction outside Bermuda, its performance will not be illegal by virtue of the laws of that jurisdiction.

2.	The originals of all documents examined in connection with this opinion are authentic. The signatures, initials and seals on the Registration Statement are genuine and are those of a person or persons given power to execute the Registration Statement under the Resolutions or any power of attorney given by the Company to execute such documents. All documents purporting to be sealed have been so sealed. All copies are complete and conform to their originals. Any translations are a true translation of the original document they purport to translate. The Registration Statement conforms in every material respect to the latest draft of the same produced to us.

3.	The Company Records are complete and accurate and all matters required by law and the Memorandum of Association and Bye-laws to be recorded therein are so recorded.

4.	The Resolutions have been duly executed by or on behalf of each director of the Company and the signatures and initials thereon are those of a person or persons in whose name the Resolutions have been expressed to be signed.

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Schedule 3

QUALIFICATIONS

1.	We express no opinion upon any provisions in the Registration Statement which contains a reference to any law or statute that is not a Bermudian law or statute.

2.	Except as explicitly stated in this opinion, we express no opinion in relation to any representation or warranty contained in the Registration Statement nor upon matters of fact or the commercial terms of the transactions contemplated by the Registration Statement.

3.	"Non-assessability" is not a legal concept under Bermuda law. Reference in this opinion to shares being "non-assessable" shall mean, in relation to fully-paid shares of the Company and subject to any contrary provision in any agreement in writing between the Company and the holder of shares, that no shareholder shall be:

(a)	obliged to contribute further amounts to the capital of the Company, either in order to complete payment for their shares, to satisfy claims of creditors of the Company, or otherwise; and

(b)	bound by an alteration of the Memorandum of Association or Bye-laws after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for additional shares, or in any way increases his liability to contribute to the share capital of, or otherwise to pay money to, the Company.